Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal

First Quarter 2024 Financial Results

Stroudsburg, PA. – January 24, 2024 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.2 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal first quarter ended December 31, 2023.

Net income was $4.3 million, or $0.45 per diluted share, for the three months ended December 31, 2023, compared with $4.9 million, or $0.50 per diluted share, for the three months ended December 31, 2022.

Gary S. Olson, President and CEO, commented: “The Company delivered sound earnings and shareholder value in fiscal first quarter 2024, which reflected diligent margin management, superior asset quality and continued emphasis on efficient and productive operations. The Bank demonstrated relative consistency in consecutive quarter margins and interest spread in a stabilizing interest rate environment.

“The dramatic interest rate shift during the past year slowed loan activity, while at the same time it has led to significantly higher interest expense. Although loan growth has slowed, the quality of the commercial real estate, commercial & industrial and mortgage loans in the Bank’s portfolio is exceptionally strong, with interest rates that appropriately reflect the prevailing rate environment.

“The quality of assets was evident in continued low levels of nonperforming loans to total loans, negligible loan charge-offs, and low levels of classified loans.

“Modest and manageable long-term growth occurred in key loan categories. Residential mortgage loans grew 8% compared with a year earlier, and commercial real estate loans increased 20% year-over-year. Retail home equity loans and lines of credit were up slightly from a year ago. Commercial loan levels declined as businesses continued to operate conservatively. The health and strength of businesses in our served markets, particularly the Lehigh Valley, continues to be sound and stable.

“We will continue our focus on efficient, productive operations, earning and retaining new deposits, maintaining liquidity and capital strength, and managing margins. Solid earnings are supporting growth in value measures, including stockholders’ equity, tangible book value, and consistent quarterly cash dividends to shareholders. Moving forward, we remain on course to produce stable, high quality results.”

FISCAL FIRST QUARTER 2024 HIGHLIGHTS

•	Net interest income was $14.9 million in the fiscal first quarter of 2024 compared with $15.7 million in the fiscal first quarter of 2023 and $15.5 million in the fourth quarter of 2023.

•	Total net loans at December 31, 2023, were $1.70 billion, up 1.4% from $1.68 billion at September 30, 2023.

•

Lending activity was highlighted by 4% growth in commercial real estate loans to $851.1 million at December 31, 2023, from $822.0 million at September 30, 2023. Commercial real estate and residential mortgages increased 20% and 8%, respectively, from the prior year.

•	Total yield on average interest earning assets increased to 4.89% at December 31, 2023 from 4.16% at December 31, 2022.

•

Variable rate loan repricing and loan growth in a rising rate environment, offset by an increased cost of funds, resulted in a net interest margin of 2.79% for the first fiscal quarter of 2024 compared with 3.50% for the comparable period of fiscal 2023. The margin in the fourth quarter fiscal 2023 was 2.97%.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.64% at December 31, 2023, compared to 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.90% at December 31, 2023, compared with 1.09% at September 30, 2023.

•

Total deposits were $1.59 billion at December 31, 2023, with lower-cost core deposits comprising 67.7% of total deposits. Uninsured deposits were 30.9% of total deposits at December 31, 2023, including approximately $181.2 million of fully collateralized municipal deposits.

•	The Bank maintained strong levels of on-balance sheet liquidity and has access to significant sources of additional borrowing capacity.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 9.1% at December 31, 2023.

•

Tangible book value per share at December 31, 2023, rose significantly to $20.42 from $19.80 at September 30, 2023. Total stockholders’ equity increased to $220.7 million at December 31, 2023, from $219.7 million at September 30, 2022. The company repurchased 303,609 shares of it’s common stock during the quarter ended December 31, 2023.

Effective October 1, 2023, the Company adopted Accounting Standards Update 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, referred to as the current expected credit loss model (“CECL”). This accounting standard requires that credit losses for financial assets and off-balance sheet credit exposures be measured based on expected credit losses, rather than on incurred credit losses as in prior periods. As a result the allowance for credit losses was decreased by $2,754,000. No reserve was required for investment securities held to maturity. The Company also recorded a reserve for unfunded commitments of $2,083,000. The corresponding increase to retained earnings as a result of these reserve changes was $671,000, before taxes and $530,000, net of tax.

Fiscal First Quarter 2024 Income Statement Review

Total interest income increased to $26.1 million for the first quarter of fiscal 2024 compared with $18.6 million a year earlier, reflecting asset growth and an increase in the total yield on average interest earning assets to 4.89% from 4.16%.

Interest expense was $11.2 million for the first quarter of 2024, compared with $3.0 million for the same period in 2022, reflecting growth in interest-bearing liabilities and increased interest rates on deposits and short-term borrowings. The Company’s cost of interest-bearing liabilities was 2.59% in the fiscal 2024 first quarter compared with 0.86% for the same quarter in fiscal 2023.

The provision for credit losses decreased $547,000 for the first quarter of fiscal 2024 compared to fiscal 2023. The decrease was primarily driven by a decrease in expected losses in the credit portfolio. The Company adopted Accounting Standards Update 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, referred to as the current expected credit loss model (“CECL”).

Net interest income in the first quarter of 2024 was $14.9 million, compared with $15.7 million for the first quarter of 2023.

The net interest margin for the first quarter of 2024 was 2.79% compared with 3.50% for the comparable period of fiscal 2023. For the three months ended December 31, 2023, the Company’s return on average assets and return on average equity were 0.77% and 7.84%, compared with 1.02% and 8.90%, respectively, for the comparable period of fiscal 2023.

Noninterest income was $2.0 million for the first quarter of 2024, compared with $1.9 million a year earlier. The three months of 2024 reflected a gain on sale of mortgage loans. Service fees on deposit accounts declined in the 2024 period compared to the comparable period in 2023.

Noninterest expense for the first quarter of 2024 was $11.9 million compared to $11.4 million for the comparable quarter in 2023. The increase was due primarily to increases in data processing, Federal Deposit Insurance Corporation (FDIC) charges, foreclosed real estate charges and occupancy and equipment, partially offset by declines in professional fees and advertising.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $2.2 billion at December 31, 2023, compared with $2.3 billion at September 30, 2023. The decrease of $67.8 million, or 3.0%, primarily reflects the growth in total net loans outstanding which was more than offset by decreases in investments securities available for sale, and total cash and cash equivalents.

Total net loans were $1.70 billion at December 31, 2023, up from $1.68 billion at September 30, 2023. Residential real estate loans were $712.0 million at December 31, 2023, compared with $713.3 million at September 30, 2023. Commercial real estate loans increased to $851.1 million at December 31, 2023, compared with $822.0 million at September 30, 2023. Commercial loans (primarily commercial and industrial) were $40.4 million compared with $48.1 million at September 30, 2023. Loans to states and political subdivisions were $49.5 million at December 31, 2023, compared to $48.1 million at September 30, 2023.

Nonperforming assets were $14.2 million, or 0.64% of total assets at December 31, 2023, compared to $14.4 million or 0.63% at September 30, 2023. The allowance for credit losses to total loans was 0.90% at September 30, 2023, compared to 1.09% at September 30, 2023. The decrease was primarily due to the adoption of CECL. Foreclosed real estate was $3.2 million from $3.3 million at September 30, 2023, with the total primarily reflecting one commercial property the Company is actively marketing.

Total deposits were $1.59 billion at December 31, 2023, compared with $1.66 billion at September 30, 2023. Core deposits (interest and noninterest bearing demand and money market accounts) were $1.08 billion, or 68% of total deposits, at December 31, 2023, compared to $1.16 billion, or 70% of total deposits at September 30, 2023. Core deposits as a percent of total deposits showed signs of stabilizing after declining during the past year.

Noninterest bearing demand accounts at December 31, 2023, were $264.6 million, down 6% from September 30, 2023. Interest bearing demand accounts declined 17% to $288.5 million and money market accounts were stable at $367.5 million at December 31, 2023 from totals at September 30, 2023. Certificates of deposit increased $9.4 million or by 1.9% to $513.4 million at December 31, 2023, compared to September 30, 2023. Offsetting the overall certificates of deposit increase is a decrease of $18.8 million in brokered certificates of deposit. Total borrowings decreased to $371.5 million at December 31, 2023, from $374.7 million at September 30, 2023.

The Bank maintained a strong capital position with a Tier 1 capital ratio of 9.1% at December 31, 2023, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $1.0 million to $220.7 million at December 31, 2023, from $219.7 million at September 30, 2022, primarily reflecting net income growth and other comprehensive loss, offset in part by dividends paid to shareholders and the repurchase of 303,609 shares during the fiscal first quarter of 2024. Tangible book value per share at December 31, 2023, was $20.42 compared to $19.80 at September 30, 2022.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.2 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2023	September 30, 2023

	(dollars in thousands)
ASSETS
Cash and due from banks	$32,682	$39,008
Interest-bearing deposits with other institutions	14,498	46,394

Total cash and cash equivalents	47,180	85,402
Investment securities available for sale, at fair value	288,768	334,056
Investment securities held to maturity, at amortized cost (net of allowance for credit losses of $0)	51,012	52,242
Loans, held for sale	—	250
Loans receivable (net of allowance for credit losses of $15,430 and $18,525)	1,704,728	1,680,525
Regulatory stock, at cost	18,759	17,890
Premises and equipment, net	11,936	12,913
Bank-owned life insurance	39,238	39,026
Foreclosed real estate	3,195	3,311
Intangible assets, net	44	91
Goodwill	13,801	13,801
Deferred income taxes	5,857	6,877
Derivative and hedging assets	13,401	19,662
Other assets	27,519	27,200

TOTAL ASSETS	$2,225,438	$2,293,246

LIABILITIES
Deposits	$1,590,218	$1,661,016
Short-term borrowings	361,500	374,652
Other borrowings	10,000	—
Advances by borrowers for taxes and insurance	10,077	6,550
Derivative and hedging liabilities	8,413	9,579
Other liabilities	24,506	21,741

TOTAL LIABILITIES	2,004,714	2,073,538

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	182,528	182,681
Unallocated common stock held by the Employee Stock Ownership Plan (“ESOP”)	(5,896)	(6,009)
Retained earnings	155,247	151,856
Treasury stock, at cost	(104,050)	(99,508)
Accumulated other comprehensive loss	(7,286)	(9,493)

TOTAL STOCKHOLDERS’ EQUITY	220,724	219,708

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,225,438	$2,293,246

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,
	2023	2022

	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$21,414	$16,085
Investment securities:
Taxable	3,887	2,091
Exempt from federal income tax	11	11
Other investment income	778	432

Total interest income	26,090	18,619

INTEREST EXPENSE
Deposits	8,462	2,001
Short-term borrowings	2,656	958
Other borrowings	108	—

Total interest expense	11,226	2,959

NET INTEREST INCOME	14,864	15,660
Provision for credit losses	(397)	150

NET INTEREST INCOME AFTER PROVISION
FOR CREDIT LOSSES	15,261	15,510

NONINTEREST INCOME
Service fees on deposit accounts	696	799
Services charges and fees on loans	330	367
Loan swap fees	—	2
Unrealized (loss) gains on equity securities	(3)	2
Trust and investment fees	393	402
Gain on sale of loans, net	118	—
Earnings on bank-owned life insurance	212	191
Insurance commissions	128	146
Other	87	6

Total noninterest income	1,961	1,915

NONINTEREST EXPENSE
Compensation and employee benefits	6,746	6,740
Occupancy and equipment	1,229	1,046
Professional fees	1,025	1,243
Data processing	1,342	1,179
Advertising	136	186
Federal Deposit Insurance Corporation (“FDIC”) premiums	380	188
Foreclosed real estate	101	—
Amortization of intangible assets	47	47
Other	851	805

Total noninterest expense	11,857	11,434

Income before income taxes	5,365	5,991
Income taxes	1,028	1,125

NET INCOME	$4,337	$4,866

Earnings per share:
Basic	$0.45	$0.50
Diluted	$0.45	$0.50
Dividends per share	$0.15	$0.15

	For the Three Months Ended December 31,
	2023	2022

	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$2,236,612	$1,892,146
Total interest-earning assets	2,121,498	1,776,582
Total interest-bearing liabilities	1,721,309	1,368,672
Total stockholders’ equity	219,624	215,146
PER COMMON SHARE DATA:
Average shares outstanding - basic	9,614,550	9,696,856
Average shares outstanding - diluted	9,616,316	9,705,673
Book value shares	10,131,521	10,401,870
Net interest rate spread:	2.30%	3.30%
Net interest margin:	2.79%	3.50%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531